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                                                                   EXHIBIT 11




                                  LEAPNET, INC.




              STATEMENT REGARDING COMPUTATION OF PER-SHARE EARNINGS

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
                                         Twelve Months Ended January 31,         Three Months Ended January 31,
                                         -------------------------------         ------------------------------
                                              2000               1999               2000                1999
                                              ----               ----               ----                ----
Net income (loss)                               ($311,150)     ($18,322,753)      ($1,276,005)      ($1,817,027)

Weighted average number of common
   shares outstanding during period            14,255,694        13,687,943        14,589,885        13,813,172

Net shares issuable upon exercise
of                                                     -                 -                  -                 -
    dilutive outstanding stock options
                                           --------------    --------------     -------------    --------------

Shares used in Diluted per share
    calculation                                14,255,694        13,687,943        14,589,885        13,813,172

Basic earnings per common share                    ($0.02)           ($1.34)           ($0.09)           ($0.13)
Diluted earnings per common share                  ($0.02)           ($1.34)           ($0.09)           ($0.13)
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